UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2005

MODTECH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25161	33-0825386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris CA	92571
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (951) 943-4014

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 25, 2005, Modtech Holdings, Inc. (“Modtech”), entered into a Financing Agreement, dated as of February 25, 2005 (the “New Credit Facility”), by and among Modtech, Fortress Credit Corp., as administrative and collateral agent, and the lenders identified therein.

The New Credit Facility provides for the making by the lenders identified therein of revolving credit loans in an aggregate principal amount not to exceed $17,000,000 at any time outstanding (the “Revolving Credit Loan”) and a term loan in the aggregate principal amount of $21,000,000 (the “Term Loan”). The Revolving Credit Loan also provides for a letter of credit subfacility in the maximum amount of $10,000,000.

The Revolving Credit Loan will bear interest per annum, payable monthly, at a variable rate of 3.75% to 4.75% plus the greater of 5.0% or JPMorgan Chase Bank’s prime rate. The Term Loan will bear interest per annum, payable monthly, at the 30-day LIBOR rate plus a variable rate of 7.50% to 8.50%. The variable rates will depend on Modtech’s senior secured leverage ratio.

The New Credit Facility is secured by substantially all of the assets of Modtech and a pledge of 100% of the shares of the outstanding capital stock of certain subsidiaries of Modtech.

Amounts owed under the New Credit Facility may be accelerated under various circumstances more fully described in the New Credit Facility, including, but not limited to, the failure to make principal or interest payments due under the New Credit Facility, breaches of certain covenants, representations and warranties set forth in the New Credit Facility, the occurrence of certain insolvency or receivership events affecting Modtech and certain events having a material adverse effect on the business, assets, operations or condition of Modtech taken as a whole.

The New Credit Facility contains customary affirmative and negative covenants for credit facilities of this type, including, without limitation, restrictions on Modtech’s ability to, among other things, incur debt, create liens, make investments, pay dividends, sell assets, undertake transactions with affiliates, and enter into unrelated lines of business.

The foregoing description of the New Credit Facility and related matters is qualified in its entirety by reference to the full terms and conditions of the New Credit Facility, which is filed as Exhibit 99.1 hereto and incorporated herein by reference. A copy of the press release issued on March 2, 2005 announcing the closing of the New Credit Facility is attached hereto as Exhibit 99.2.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entry into the New Credit Facility discussed under Items 1.01 and 2.03 of this Current Report on Form 8-K, on February 25, 2005, Modtech terminated that certain Credit Agreement dated as of December 26, 2001, as subsequently amended (the “Prior Credit Facility”), by and among Modtech, certain of Modtech’s subsidiaries, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent. Modtech paid off all amounts borrowed and due under the Prior Credit Facility, which aggregated approximately $22,295,000, including approximately $294,000 in accrued interest and approximately $100,000 in fees. There were no early termination penalties incurred by Modtech in connection with the termination of the Prior Credit Facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the New Credit Facility is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Financing Agreement, dated as of February 25, 2005, by and among Modtech Holdings, Inc., Fortress Credit Corp., as administrative and collateral agent, and the lenders identified therein
99.2	Press Release of Modtech Holdings, Inc. dated March 2, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODTECH HOLDINGS, INC.,
a Delaware corporation

Date: March 2, 2005	By:	/s/ Dennis L. Shogren
Dennis L. Shogren
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Financing Agreement, dated as of February 25, 2005, by and among Modtech Holdings, Inc., Fortress Credit Corp., as administrative and collateral agent, and the lenders identified therein
99.2	Press Release of Modtech Holdings, Inc. dated March 2, 2005